As filed with the Securities and Exchange Commission on April 12, 2005
Registration No. 333-123021

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JONES APPAREL GROUP, INC.
(Exact name of Registrant as specified in its charter)
JONES APPAREL GROUP HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)
JONES APPAREL GROUP USA, INC.
(Exact name of registrant as specified in its charter)
NINE WEST FOOTWEAR CORPORATION
(Exact name of registrant as specified in its charter)
JONES RETAIL CORPORATION
(Exact name of Registrant as specified in its charter)

Pennsylvania	2330	06-0935166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Delaware	6719	51-0390339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Pennsylvania	2330	23-2978516
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Delaware	3140	43-1660656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
New Jersey	5600	23-2256563
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Rittenhouse Circle
Bristol, PA 19007
(215) 785-4000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Ira M. Dansky, Esq.
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018
(212) 536-9526
(Name, address, including zip code, and telephone number,
including area code, of agent for service for Registrant)

Copy to:
William V. Fogg, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza, 825 Eighth Avenue
New York, New York 10019
(212) 474-1000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2005
PROSPECTUS
JONES APPAREL GROUP, INC.
JONES APPAREL GROUP HOLDINGS, INC.
JONES APPAREL GROUP USA, INC.
NINE WEST FOOTWEAR CORPORATION
JONES RETAIL CORPORATION
Offer to Exchange
4.250% Senior Notes Due 2009 For a Like Principal Amount of New 4.250% Senior Notes Due 2009
5.125% Senior Notes Due 2014 For a Like Principal Amount of New 5.125% Senior Notes Due 2014
6.125% Senior Notes Due 2034 For a Like Principal Amount of New 6.125% Senior Notes Due 2034

      We are offering to exchange up to (i) $250,000,000 aggregate principal amount of new 4.250% Senior Notes due 2009 (the “New 2009 Notes”), for a like principal amount of the outstanding 4.250% Senior Notes due 2009, which have certain transfer restrictions (the “Original 2009 Notes”), (ii) $250,000,000 aggregate principal amount of new 5.125% Senior Notes due 2014 (the “New 2014 Notes”), for a like principal amount of the outstanding 5.125% Senior Notes due 2014, which have certain transfer restrictions (the “Original 2014 Notes”) and (iii) $250,000,000 aggregate principal amount of new 6.125% Senior Notes due 2034 (the “New 2034 Notes” and, together with the New 2009 Notes and the New 2014 Notes, the “New Notes”), for a like principal amount of the outstanding 6.125% Senior Notes due 2034, which have certain transfer restrictions (the “Original 2034 Notes” and, together with the Original 2009 Notes and the Original 2014 Notes, the “Original Notes”). The New Notes will be free of the transfer restrictions that apply to the Original Notes that you currently hold, but will otherwise have substantially the same terms as the outstanding Original Notes. This offer will expire at 5:00 p.m., New York City time, on May 17, 2005, unless we extend it. The New Notes will not trade on any established exchange.

      Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 90 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.
      SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT IMPORTANT
FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.
      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated                     , 2005.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU AND THE DOCUMENTS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	iii
SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	11
RATIO OF EARNINGS TO FIXED CHARGES	12
THE EXCHANGE OFFER	13
DESCRIPTION OF THE NOTES	20
U.S. FEDERAL INCOME TAX CONSEQUENCES	29
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	31
EXPERTS	31
EX-3.2 CERTIFICATE OF INCORPORATION
EX-3.4 CERTIFICATE OF INCORPORATION
EX-3.5 CERTIFICATE OF INCORPORATION
EX-3.7 BY-LAWS
EX-3.9 BY-LAWS
EX-3.10 BY-LAWS
EX-5.1 OPINION OF CRAVATH, SWAINE & MOORE LLP
EX-5.2 OPINION OF SCHNADER HARRISON SEGAL & LEWIS LLP
EX-5.3 OPINION OF DRINKER BIDDLE & REATH LLP
EX-23.4 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      As used in this prospectus, unless the context requires otherwise:

•	“Jones”, the “Company”, “we”, “us” and “our” means Jones Apparel Group, Inc. and/or its predecessors and consolidated subsidiaries;

•	“Jones Apparel Group” means Jones Apparel Group, Inc.;

•	“Jones Holdings” means Jones Apparel Group Holdings, Inc.;

•	“Jones USA” means Jones Apparel Group USA, Inc.;

•	“Nine West” means Nine West Footwear Corporation; and

•	“Jones Retail” means Jones Retail Corporation.

i

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc. in New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to this exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. The SEC allows us to “incorporate by reference” in this prospectus certain information we have filed with the SEC, which means:

•	the prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus;

•	documents incorporated by reference are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.
      We incorporate by reference the documents listed below, filed by Jones Apparel Group with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 25, 2005;

•	Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 11, 2005; and

•	Current Reports on Form 8-K, filed with the SEC on March 14, 2005 and March 25, 2005.

      We also incorporate by reference all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the expiration of the exchange offer, excluding any materials furnished pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K to the extent they contain Regulation FD or Results of Operations and Financial Condition disclosure, unless otherwise indicated therein.
      Information contained in documents that we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer contemplated hereby will supersede the information contained in or incorporated by reference in this prospectus to the extent such subsequently filed information is inconsistent with or conflicts with the information contained in or incorporated by reference in this prospectus on the date hereof.
      You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s web site or at its facilities described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreements and other agreements

ii

referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:
Chief Financial Officer
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007
(215) 785-4000
      To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than                     , 2005.
      For further information with respect to us, we refer you to the registration statement, the exhibits filed as part of the registration statement, and the documents incorporated by reference in this prospectus.
FORWARD-LOOKING STATEMENTS
      This prospectus includes, and incorporates by reference, “forward-looking statements”. All statements regarding our expected financial position, business and financing plans are forward-looking statements. The words “believes,” “expects,” “plans,” “intends,” “anticipates” and similar expressions identify forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including, without limitation, those associated with:

•	the effect of national and regional economic conditions;

•	lowered levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety concerns;

•	the performance of our products within the prevailing retail environment;

•	customer acceptance of both new designs and newly-introduced product lines;

•	financial difficulties encountered by customers;

•	the effects of vigorous competition in the markets in which we operate;

•	the integration of the organizations and operations of any acquired businesses into our existing organization and operations;

•	our foreign operations and manufacturing;

•	our reliance on independent manufacturers;

•	changes in the costs of raw materials, labor and advertising; and

•	our ability to secure and protect trademarks and other intellectual property rights.
      All statements other than statements of historical facts included or incorporated by reference in this prospectus are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from our expectations, including those set forth under “Risk Factors,” are disclosed in this prospectus in conjunction with the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such disclosures.
      The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus, or the date of the document containing such statement and incorporated by reference herein, as applicable, and we do not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

iii

SUMMARY
      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. As a result, it does not contain all of the information that you should consider before participating in this exchange offer. You should read this entire prospectus, especially the section entitled “Risk Factors” and all documents incorporated herein by reference. In this prospectus, unless the context otherwise requires, the term “notes” refers to both the Original Notes that are the subject of this exchange offer and the New Notes that will be issued in exchange for Original Notes in the exchange offer.
Our Company
Overview
      We are a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. We also market apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, referred to herein as Polo, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women’s and men’s products which we do not manufacture. Celebrating more than 30 years of service, we have built a reputation for excellence in product quality and value and in operational execution.
      Jones Apparel Group and Jones USA are Pennsylvania corporations, Jones Holdings and Nine West are Delaware corporations and Jones Retail is a New Jersey corporation. Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007, and our telephone number at that address is (215) 785-4000.
Recent Developments
      We have historically pursued, and intend to continue to pursue, strategic acquisitions which provide significant diversification to our business by successfully adding new distribution channels, labels and product lines.
      On December 20, 2004, we acquired all of the common stock of Barneys New York, Inc. (“Barneys New York”). The aggregate cash purchase price was $294.5 million, which included $19.00 for each outstanding share of Barneys New York common stock (for a total of $264.5 million) and $26.7 million related to Barneys New York’s employee stock options, preferred stock and stock warrants. We also assumed approximately $106.0 million of Barneys New York’s funded debt, $102.2 million of which we subsequently refinanced. Barneys New York is a luxury retailer that provides its customers with a wide variety of merchandise across a broad range of prices, including a diverse selection of Barneys label merchandise. Barney New York’s preferred arrangements with established and emerging designers, combined with creative merchandising, store designs and displays, advertising campaigns, publicity events and emphasis on customer service, has positioned it as a leading retailer of men’s and women’s fashion, cosmetics, jewelry and home furnishings. Barneys New York complements its merchandise offerings from designers such as Giorgio Armani, Manolo Blahnik, Marc Jacobs, Prada, Jil Sander and Ermenegildo Zegna with a diverse selection of Barneys label merchandise, including ready-to-wear apparel, handbags, shoes, dress shirts, ties and sportswear. Barneys label merchandise is manufactured by independent third parties according to Barneys New York’s specifications and is of comparable quality to the designer merchandise.

      On July 8, 2004, we acquired all the outstanding shares of Maxwell Shoe Company Inc. (“Maxwell”). The aggregate purchase price was $377.1 million, which included $23.25 per share in cash for each outstanding share of Maxwell (for a total of $345.8 million) and $24.1 million related to Maxwell’s employee stock options. Maxwell designs and markets casual and dress footwear for women and children under multiple brand names, each of which is targeted to a distinct segment of the footwear market. Maxwell markets its products nationwide to national chains, department stores and specialty retailers. Maxwell offers footwear for women in the moderately priced market segment under the Mootsies Tootsies, Sam & Libby and Dockers Women brands, in the better market segment under the AK Anne Klein and Circa Joan & David brands and in the bridge segment under the Joan & David and Albert Nipon brands. Maxwell also sells moderately priced children’s footwear under both the Mootsies Tootsies and Sam & Libby brands and licenses the J. G. Hook trademark from J. G. Hook, Inc. to source and develop private label products for retailers who require brand identification.

Summary of the Terms of the Exchange Offer

Background	On November 22, 2004, we completed a private placement of (i) $250,000,000 of the Original 2009 Notes, (ii) $250,000,000 of the Original 2014 Notes, and (iii) $250,000,000 of the Original 2034 Notes. In connection with that private placement, we entered into a registration rights agreement for each series of Original Notes in which we agreed to, among other things, complete an exchange offer for each series of the Original Notes.

The Exchange Offer	We are offering to exchange our New Notes for a like principal amount of our outstanding Original Notes. Original Notes may only be tendered in integral multiples of $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange”.

Resale of New Notes	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that each series of New Notes issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the New Notes; and

• you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. Each participating broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Original Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution”.

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:

• except pursuant to an exemption from the requirements of the Securities Act; or

• unless the Original Notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes, except for some limited exceptions. See “Risk Factors — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 17, 2005, unless we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments”.

Exchange Date; Issuance of New Notes	The date of acceptance for exchange of each series of Original Notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue New Notes in exchange for Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange”.

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer”.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See “The Exchange Offer — Procedures for Tendering”.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires. See “The Exchange Offer — Withdrawal of Tenders”.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment”.

Certain Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. Federal income tax purposes. See “U.S. Federal Income Tax Consequences”.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer. See “Use of Proceeds”.

Exchange Agent	SunTrust Bank is serving as exchange agent in connection with the exchange offer. See “The Exchange Offer — Exchange Agent”.

Summary of the Terms of the Notes
      Other than the obligations to conduct an Exchange Offer, the New Notes will have the same financial terms and covenants as the Original Notes, which are as follows:

Issuers	Jones Apparel Group, Jones Holdings, Jones USA, Nine West and Jones Retail.

Securities	$750,000,000 aggregate principal amount of notes, consisting of (i) $250,000,000 aggregate principal amount of 4.250% Senior Notes due 2009, referred to herein as the New 2009 Notes, (ii) $250,000,000 aggregate principal amount of 5.125% Senior Notes due 2014, referred to herein as the New 2014 Notes, and (iii) $250,000,000 aggregate principal amount of 6.125% Senior Notes due 2034, referred to herein as the New 2034 Notes.

Maturity	The New 2009 Notes will mature on November 15, 2009. The New 2014 Notes will mature on November 15, 2014. The New 2034 Notes will mature on November 15, 2034.

Interest Payment Dates	We will pay interest on the New 2009 Notes, the New 2014 Notes and the New 2034 Notes on May 15 and November 15 of each year, beginning May 15, 2005 or, if the exchange offer is not consummated by such date, November 15, 2005, and ending on their respective date of maturity.

Redemption and Sinking Fund	We may redeem some or all of the New Notes at any time at a redemption price described under “Description of Notes — Optional Redemption.” There will be no sinking fund with respect to the New Notes.

Ranking	The New Notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated indebtedness of the issuers. The notes will be effectively junior to all our existing and future secured debt and all liabilities and preferred stock, if any, of our subsidiaries which are not issuers of the notes. One of our subsidiaries, Kasper, Ltd., is an obligor on our $1.0 billion Five-Year Senior Credit Facility and on our $500.0 million Three-Year Senior Credit Facility, but is not an issuer of the notes. As of December 31, 2004, we had $69.2 million of borrowings outstanding under these Senior Credit Facilities (excluding $367.8 million of undrawn letters of credit which reduce availability) and approximately $1,063.0 million available for future borrowing. After eliminating intercompany obligations, our subsidiaries that are not issuers of the New Notes do not have any material indebtedness or obligations (other than approximately $27.0 million of capital lease obligations as of December 31, 2004) or any preferred stock outstanding. For the year ended December 31, 2004, subsidiaries which are not issuers of the notes represented approximately 50% of our net sales and at December 31, 2004, subsidiaries which are not issuers of the notes represented approximately 48% of our total assets.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Restrictive Covenants	The indenture governing the New Notes limits our ability and the ability of our subsidiaries to create or permit to exist liens and to engage in sale and lease-back transactions.

Risk Factors	See “Risk Factors” beginning on page 7 for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Absence of a Public Market	The New Notes will generally be freely transferable but will be new issues of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The initial purchasers of the Original Notes have advised us that they currently intend to make a market for the New Notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

Further Issuances	We may create and issue further notes ranking equally and ratably with each series of the New Notes offered by this prospectus in all respects, so that such further notes will be consolidated and form a single series with the applicable series of New Notes offered by this prospectus and will have the same terms as to status, redemption or otherwise.
      For a more complete description of the notes, see “Description of the Notes.”

RISK FACTORS
      In considering whether to participate in this Exchange Offer, you should carefully consider all of the information we have included and incorporated by reference in this prospectus. In particular, you should carefully consider the Risk Factors described below before making a decision to participate in this exchange offer.
Risk Factors Relating to Our Business
                  The apparel, footwear and accessories industries are highly competitive. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.
      Apparel, footwear and accessories companies face competition on many fronts, including the following:

•	establishing and maintaining favorable brand recognition;

•	developing products that appeal to consumers;

•	pricing products appropriately; and

•	obtaining access to retail outlets and sufficient floor space.
      There is intense competition in the sectors of the apparel, footwear and accessories industries in which we participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on us.
      The apparel, footwear and accessories industries have historically been subject to rapidly changing fashion trends and consumer preferences. We believe that our success is largely dependent on our ability to anticipate and respond promptly to changing consumer demands and fashion trends in the design, styling and production of our products. If we cannot gauge consumer needs and fashion trends and respond appropriately, then consumers may not purchase our products, and this could have a material adverse effect on us.
      We believe that consumers in the United States are shopping less in department stores (our traditional distribution channel) and more in other channels, such as specialty shops and mid-tier locations where value is perceived to be higher. We have responded to these trends by enhancing the brand equity of our labels through our focus on design, quality and value, and through strategic acquisitions which provide significant diversification to the business by successfully adding new distribution channels, labels and product lines. Despite our efforts to respond to these trends, there can be no assurance that these trends will not have a material adverse effect on us.

The apparel, footwear and accessories industries are heavily influenced by general economic cycles. A prolonged period of depressed consumer spending would have a material adverse effect on us.
      Purchases of apparel, footwear and related goods generally decline during recessionary periods when disposable income is low. In such an environment, promotional selling would adversely affect our profitability.

The loss of any of our largest customers could have a material adverse effect on us.
      Our ten largest customer groups, principally department stores, accounted for approximately 59% of sales in 2004. While no single customer accounted for more than 10% of our net sales, certain of our customers are under common ownership, which we refer to collectively as a customer group. Department stores owned by the following entities accounted for the following percentages of our 2004 sales:

May Department Stores Company	14%
Federated Department Stores, Inc.	12%
Remainder of ten largest customer groups	33%
      We believe that purchasing decisions are generally made independently by individual department stores within a customer group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. Furthermore, we believe a trend exists among our major customers to concentrate purchasing among a narrowing group of vendors. To the extent any of our key customers reduces the number of vendors and consequently does not purchase from us, this could have a material adverse effect on us.
      In addition, in recent years the retail industry has experienced consolidation and other ownership changes. In particular, Federated Department Stores, Inc., our second largest customer, announced on February 28, 2005 that it has agreed to purchase May Department Stores Company, our largest customer. In the future, retailers may have financial problems or consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could further increase the concentration of our customers. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or under certain circumstances cancel or delay orders.

The loss or infringement of our trademarks and other proprietary rights could have a material adverse effect on us.
      We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks on a worldwide basis. There can be no assurances that such actions taken to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violative of their trademarks and proprietary rights. Moreover, there can be no assurances that others will not assert rights in, or ownership of, our trademarks and other proprietary rights or that we will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The loss of such trademarks and other proprietary rights, or the loss of the exclusive use of such trademarks and other proprietary rights, could have a material adverse effect on us. Any litigation regarding our trademarks could be time-consuming and costly.
      As of December 31, 2004, the book value of our goodwill and other intangibles was $2.9 billion. We utilize independent third-party appraisals to estimate the fair value of both our goodwill and our intangible assets with indefinite lives. These appraisals are based on projected cash flows and interest rates. If interest rates or future cash flows were to differ significantly from the assumptions used in these projections, material non-cash impairment losses could result where the estimated fair values of these assets become less than their carrying amounts.

The extent of our foreign operations and manufacturing may adversely affect our domestic business.
      In 2004, approximately 82% of our apparel products were manufactured outside of the United States and Mexico, primarily in Asia, while approximately 18% were manufactured in the United States and Mexico. Nearly all of our footwear and accessories products were manufactured outside of North America in 2004 as well. The following may adversely affect foreign operations:

•	political instability in countries where contractors and suppliers are located;

•	imposition of regulations and quotas relating to imports;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the dollar against foreign currencies; and

•	restrictions on the transfer of funds to or from foreign countries.
      As a result of our substantial foreign operations, our domestic business is subject to the following risks:

•	quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

•	reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.
      Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel and in the price of materials used to manufacture our footwear and accessories could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including crop yields and weather patterns. In the future, we may not be able to pass all or a portion of such higher raw materials prices on to our customers.

Our reliance on independent manufacturers could cause delay and damage our reputation and customer relationships.
      We rely upon independent third parties for the manufacture of most of our products. A manufacturer’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on us. This could damage our reputation. We do not have long-term written agreements with any of our third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.
      Although we have an active program to train our independent manufacturers in, and monitor their compliance with, our labor and other factory standards, any failure by those manufacturers to comply with our standards or any other divergence in their labor or other practices from those generally considered ethical in the United States and the potential negative publicity relating to any of these events could materially harm us and our reputation.
Risk Factors Relating to the New Notes and the Exchange Offer

The New Notes will be structurally subordinated to the liabilities and preferred stock, if any, of our subsidiaries that are not issuers of the New Notes. Your right to receive payment on the New Notes could be adversely affected if any of those subsidiaries declare bankruptcy, liquidate or reorganize.
      Our obligations under the New Notes are structurally subordinated to the liabilities and preferred stock, if any, of our subsidiaries that are not issuers of the New Notes. Holders of New Notes will not have any claim as a creditor against those subsidiaries. Therefore, in the event of any bankruptcy, liquidation or reorganization of one of those subsidiaries, the rights of the holders of New Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s preferred stockholders and creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). One of our subsidiaries, Kasper, Ltd., is an obligor on our $1.0 billion Five-Year Senior Credit Facility and our $500.0 million Three-Year Senior Credit Facility, but is not an issuer of the New Notes. As of December 31, 2004, we had $69.2 million of borrowings outstanding under these Senior Credit Facilities (excluding $367.8 million of undrawn letters of credit which reduce availability) and approximately $1,063.0 million available for future borrowing. After eliminating intercompany obligations, our subsidiaries that are not issuers of the New Notes do not have any material indebtedness or obligations (other than approximately $27.0 million of capital lease obligations as of December 31, 2004) or any preferred stock outstanding. For the year ended December 31, 2004, subsidiaries which are not issuers of the New Notes represented approximately 50% of our net sales and at December 31, 2004, subsidiaries which are not issuers of the New Notes represented approximately 48% of our total assets.

If an active trading market does not develop for the New Notes you may not be able to resell them.
      Currently, there is no public market for the New Notes. If no active trading market develops, you may not be able to resell the New Notes at their fair market value or at all. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through Nasdaq. The initial purchasers of the Original Notes have informed us that they currently intend to make a market in the New Notes. However, they are not obligated to do so and may discontinue any such market-making at any time without notice.
      The liquidity of any market for the New Notes will depend upon various factors, including:

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.
      Accordingly, we cannot assure you that a market or liquidity will develop for the New Notes.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.
      Original Notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue New Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering”. Such procedures and conditions include timely receipt by the exchange agent of such Original Notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of Original Notes will elect to exchange such Original Notes, we expect that the liquidity of the market for each series of the Original Notes remaining after the completion of the exchange offer will be substantially limited. Any Original Notes of a series tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the Original Notes of that series outstanding. Following the exchange offer, if you did not tender your Original Notes you generally will not have any further registration rights, and such Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for each series of Original Notes could be adversely affected.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreements entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness or capital stock.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Jones on a historical basis:

	Year Ended December 31,

	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	6.3x	6.7x	6.6x	4.6x	4.3x
      We computed the ratio of earnings to fixed charges by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      In connection with the sale of the Original Notes, we entered into registration rights agreements for each series of Original Notes with the initial purchasers, under which we agreed to file and to use our reasonable efforts to have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer.
      We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of New Notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for New Notes in the exchange offer, generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes.
      Any holder of the Original Notes using the exchange offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired Original Notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.
      Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 90 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution”.
      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.
Terms of the Exchange
      Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of (i) up to $250,000,000 of the New 2009 Notes for a like principal amount of the outstanding Original 2009 Notes tendered and accepted in connection with the exchange offer, (ii) up to $250,000,000 of the New 2014 Notes for a like principal amount of the outstanding Original 2014 Notes tendered and accepted in connection with the exchange offer and (iii) up to $250,000,000 of the New 2034 Notes for a like principal amount of the outstanding Original 2034 Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.
      The terms of the New Notes will be identical in all material respects to the terms of the respective Original Notes, except that the New Notes will have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The New Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $750 million in aggregate principal amount of the Original Notes are outstanding, consisting of (i) $250,000,000 aggregate principal amount of the Original 2009 Notes, (ii) $250,000,000 aggregate principal amount of the Original 2014 Notes, and (iii) $250,000,000 aggregate principal amount of the Original 2034 Notes.
      In connection with the issuance of the Original Notes, we have arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. The New Notes will be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
      Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but, subject to certain limited exceptions, will not be entitled to any registration rights under the applicable registration rights agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer”.
      We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.
      If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder as quickly as possible after the expiration date.
      Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses”.
Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 17, 2005, unless extended by us in our sole discretion (but in no event to a date later than June 1, 2005), in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.
      We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

      If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.
      If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
      If we delay accepting any Original Notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Interest on the New Notes
      Interest on the New 2009 Notes will accrue at a per annum rate of 4.250% from the most recent date to which interest on the Original 2009 Notes has been paid or, if no interest has been paid, from November 22, 2004. Interest on the New 2014 Notes will accrue at a per annum rate of 5.125% from the most recent date to which interest on the Original 2014 Notes has been paid or, if no interest has been paid, from November 22, 2004. Interest on the New 2034 Notes will accrue at a per annum rate of 6.125% from the most recent date to which interest on the Original 2034 Notes has been paid or, if no interest has been paid, from November 22, 2004.
      Interest on the notes will be paid semiannually to holders of record at the close of business on May 1 and November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing on May 15, 2005 or, if the exchange offer is not consummated by such date, November 15, 2005.
Conditions to the Exchange Offer
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
      The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.
Procedures for Tendering
      Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
      The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.
      Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

      In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution”.
      If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.
      If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.
      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer.
      By tendering, each holder represents to us, among other things, that:

•	the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).
      If the holder is a broker-dealer which will receive New Notes for its own account in exchange for Original Notes, it will acknowledge that it acquired such Original Notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution”.
Guaranteed Delivery Procedures
      A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

      may effect a tender if

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.
Withdrawal of Tenders
      Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.
      We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption “Procedures for Tendering” at any time prior to the expiration date.
Exchange Agent
      SunTrust Bank has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at SunTrust Bank — Corporate Trust Depart. (mc008), 25 Park Place, 24th Floor, Atlanta, Georgia 30303, Attention: George Hogan. The exchange agent’s telephone number is (404) 588-7591 and facsimile number is (404) 588-7335.

Fees and Expenses
      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.
      Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. However, if:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered; or

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer;
then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.
Consequences of Failures to Properly Tender Original Notes in the Exchange Offer
      Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of such Original Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the applicable registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.
      We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Relating to the New Notes and the Exchange Offer — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

DESCRIPTION OF THE NOTES
      The Original Notes were issued and the New Notes will be issued under the indenture dated as of November 22, 2004 among us and SunTrust Bank, as Trustee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. For purposes of this section, unless the context otherwise requires, the term “notes” refers to both the Original Notes and the New Notes that will be issued in exchange for Original Notes in the exchange offer and the term “we” means Jones Apparel Group, Jones Holdings, Jones USA, Nine West and Jones Retail, the co-obligors under the notes.
      The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms in the indenture.
General
      The notes are our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness. The notes consist of $250 million aggregate principal amount of 4.250% senior notes due November 15, 2009, $250 million aggregate principal amount of 5.125% senior notes due November 15, 2014 and $250 million aggregate principal amount of 6.125% senior notes due November 15, 2034.
      Interest on the New 2009 Notes will accrue at a per annum rate of 4.250% from the most recent date to which interest on the Original 2009 Notes has been paid or, if no interest has been paid, from November 22, 2004. Interest on the New 2014 Notes will accrue at a per annum rate of 5.125% from the most recent date to which interest on the Original 2014 Notes has been paid or, if no interest has been paid, from November 22, 2004. Interest on the New 2034 Notes will accrue at a per annum rate of 6.125% from the most recent date to which interest on the Original 2034 Notes has been paid or, if no interest has been paid, from November 22, 2004. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
      The notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount.
Further Issuances
      We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of any series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the notes of such series, including for voting purposes.
Optional Redemption
      The notes of any series may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of such series then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus (i) 10 basis points, in the case of the 4.250% senior notes due 2009, (ii) 15 basis points, in the case of the 5.125% senior notes due 2014, and (iii) 20 basis points, in the case of the 6.125% senior notes due 2034 plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      “treasury rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.
      The treasury rate will be calculated on the third business day preceding the date fixed for redemption.
      “comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.
      “independent investment banker” means either Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.
      “reference treasury dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors and, at our option, three other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, we must substitute another primary dealer of U.S. government securities.
      “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular notes of the applicable series or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the Trustee deems fair and appropriate.
Certain Covenants
      The indenture contains certain covenants including, among others, the following:
      Restrictions on Liens. Except as provided below under “Exempted Debt,” we will not, and will not permit any of our subsidiaries (each, a “restricted subsidiary”) which is a “significant subsidiary” (as such term is defined in Regulation S-X promulgated by the SEC as in effect on the date the notes are first issued) to, create or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance (a “lien” or “liens”) to secure any of our or a restricted subsidiary’s indebtedness on any property owned or leased by us or a restricted subsidiary the net book value of which exceeds 1% of our and our subsidiaries’ consolidated net tangible assets (each, a “principal property”), unless all of the notes outstanding at the time of such lien are secured by the same lien, equally and ratably with any and all other indebtedness secured by such lien.
      The restrictions in the preceding sentence do not apply to:

•	liens on property of a person existing at the time of its merger or consolidation with or into any of us or our restricted subsidiaries or at the time of sale, lease or other disposition of its (or any of its divisions’) properties to any of us or our restricted subsidiaries;

•	liens on property of a person existing at the time it becomes a restricted subsidiary or existing on property prior to our or a restricted subsidiary’s acquisition of the property;

•	liens securing indebtedness (A) between a restricted subsidiary and any of us, or (B) between restricted subsidiaries or (C) between us;

•	liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise so long as (A) the relevant person disposes of such property within 180 days after the creation of those liens and (B) any indebtedness secured by those liens is without recourse to any of us or any restricted subsidiary;

•	liens in favor of the United States of America or any of its states, or any of their departments, agencies or instrumentalities or political subdivisions, or in favor of any country, or any of its political subdivisions, to secure partial, progress, advance or other payments, or performance of any other similar obligations, including, without limitation, liens to secure pollution control bonds or industrial revenue or other similar types of bonds;

•	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

•	liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our and our subsidiaries’ business taken as a whole;

•	liens incurred to secure appeal bonds and judgment and attachment liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles in the United States as in effect at such time;

•	pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which any of us or any restricted subsidiary is a party, or deposits to secure public or statutory obligations of any of us or of any restricted subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•	utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

•	liens granted to any bank or other institution on the payments to be made to such institution by any of us or any subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies, in each case as to any deposit account or any other fund maintained with a creditor depository institution, provided that (1) the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable co-obligor or a restricted subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) the deposit account is not intended by the applicable co-obligor or a restricted subsidiary to provide collateral to the depository institution;

•	liens arising from Uniform Commercial Code financing statements regarding leases;

•	the giving, simultaneously with or within 180 days after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of such property, of a purchase money lien on property acquired, constructed, improved, developed or expanded after the date of the indenture, or the acquisition, construction, improvement, development or expansion after the date of the indenture, of property subject to any lien which is limited to such property;

•	the giving of a lien on real property which is the sole security for indebtedness incurred within two years after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of the property, so long as the holder of such indebtedness is entitled to enforce its payment only by resorting to such security;

•	liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder;

•	liens existing on the date of the indenture;

•	liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principles in the United States as in effect at such time; and

•	extension, renewal, replacement or refunding of any lien existing on the date of the indenture or referred to in certain of the bullet points above, so long as the principal amount of indebtedness so secured and not otherwise authorized by the relevant bullet points shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

      Restrictions on Sale and Leaseback Transactions. Except as provided below under “Exempted Debt,” we will not, and will not permit any restricted subsidiary to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any principal property now owned or hereafter acquired which has been or is to be sold or transferred to it by any of us or our restricted subsidiaries with the intention of taking back a lease of such principal property (a “sale and leaseback transaction”), unless our board of directors determines that the net proceeds of the sale or transfer are at least equal to the fair market value of the relevant principal property or asset at the time of the sale and transfer and either one of the following occurs:

•	within 180 days after it has been received, an amount equal to the net proceeds of such sale or transfer is applied to the retirement or prepayment (other than any mandatory retirement or prepayment, except mandatory retirements or prepayments required as a result of such sale and leaseback transaction) of our or a restricted subsidiary’s indebtedness that is senior to or equal in right of payment with the notes and has a final maturity of greater than one year, or to the purchase, construction or development of property or assets to be used in the ordinary course of business, or

•	the lessee would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the indenture, to issue, assume or guarantee indebtedness secured by a lien upon the relevant principal property at least equal in amount to the then present value (discounted at the actual rate of interest of the sale and leaseback transaction) of its obligation for the net rental payments in respect of such sale and leaseback transaction without equally and ratably securing the notes.
      The restrictions in the preceding paragraph will not apply to any sale and leaseback transaction:

•	(A) between any of us and a restricted subsidiary or (B) between restricted subsidiaries or (C) between us, so long as the lessor is one of us or a wholly owned restricted subsidiary;

•	which has a lease of less than three years in length;

•	entered into within 180 days after the later of the purchase, construction or development of the relevant principal property or asset or the commencement of operation of the relevant principal property; or

•	involving Jones Apparel Group’s distribution warehouse at South Hill, Virginia.
      Exempted Debt. Notwithstanding the restrictions in the indenture on (1) liens and (2) sale and leaseback transactions, any of us or any restricted subsidiary may, in addition to amounts permitted under those restrictions, create indebtedness secured by liens, or enter into sale and leaseback transactions, so long as, at the time of those transactions and after giving effect to them, the aggregate outstanding amount of all such indebtedness secured by liens plus the then present value (discounted at the actual rate of interest of the sale and leaseback transaction) of the obligations for the net rental payments resulting from the sale and leaseback transactions does not exceed 20% of our and our subsidiaries’ consolidated stockholders’ equity as determined in accordance with generally accepted accounting principles in the United States as in effect from time to time.
      Corporate Existence. Unless our board of directors determines that it is no longer desirable in the conduct of our business and the business of our restricted subsidiaries considered as a whole, each of us will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, material rights (charter and statutory) and material franchises.
Events of Default
      Each of the following constitutes an event of default with respect to each series of notes under the indenture:

•	a default in payment of the principal amount or redemption price with respect to any note of such series when such amount becomes due and payable;

•	our failure to pay interest (including additional interest) on any notes of such series within 30 days of the due date;

•	our failure to comply with the obligations described under “Mergers and Sales of Assets” below;

•	our failure to comply with any of our obligations under the covenants described under “Certain Covenants” above and our failure to cure (or obtain a waiver of) such default within 30 days after receipt by us of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding;

•	our failure to comply with any of our other agreements in the notes of such series or the indenture and our failure to cure (or obtain a waiver of) such default within 60 days after receipt by us of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding;

•	a default under any indebtedness (other than the notes of such series) by any of us or by any restricted subsidiary as a result of which an amount in excess of $25 million becomes due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after receipt by us of notice of the default by the Trustee or by holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding;

•	any judgment or decree for the payment of money in excess of $25 million against any of us or any restricted subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) it is not discharged, waived or stayed and remains outstanding for a period of 60 days;

•	the co-obligation of any of us shall cease to be in full force and effect (except as contemplated by the terms thereof); and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

      If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) with respect to any notes of any series occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding by written notice to us (and to the Trustee if such notice is given by the holders) may declare the aggregate principal amount of such series of notes to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the aggregate principal amount of the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.
      Subject to the provisions of the indenture relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes of such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      No holder of a note of any series has any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee written notice of a continuing event of default with respect to the notes of such series;

•	the holder or holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has failed to institute such proceeding, and has not received from the holder or holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with such request, within 60 days after such notice, request and offer.
      However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal amount or redemption price, or interest on such note on or after the applicable due date specified in such note.
      The indenture provides that if a default with respect to notes of any series occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder of such series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of the principal amount or redemption price with respect to any note of any series when such amount becomes due and payable, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders of such series.
      The indenture requires us to furnish to the Trustee, within 120 days after the end of each fiscal year, a statement by certain of its officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.
Modification and Waiver
      Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of all series affected by such modification or amendment.
      No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment;

•	reduce the rate of or extend the time of payment for interest or any liquidated damages on any note;

•	reduce the principal amount, or extend the stated maturity, of any note;

•	reduce the redemption price of any note;

•	make any note payable in money or securities other than that stated in the note;

•	make any change that adversely affects such holder’s right to require us to purchase a note; or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.
      Without the consent of any holder, we and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the indenture as permitted thereunder, or to make any other change that does not adversely affect the rights of any holder.
      The holders of at least a majority in principal amount of the outstanding notes of all series affected may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to such series, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.
Mergers and Sales of Assets
      The indenture provides that none of us may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items: (i) the resulting, surviving or transferee person (if other than the relevant one of us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all obligations of the relevant one of us under the notes and the indenture; (ii) the relevant one of us or such successor person shall not immediately thereafter be in default under the indenture; (iii) the relevant one of us shall have provided the Trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture; and (iv) the notes shall be secured ratably by any liens to which a principal property of the relevant one of us becomes subject as a result of the transaction that would otherwise not be permitted by the indenture. Upon the assumption of the obligations of the relevant one of us by such a person in such circumstances, subject to certain exceptions, the relevant one of us shall be discharged from all obligations under the notes and the indenture (except in the case of a lease).

Discharge of the Indenture
      We may satisfy and discharge our obligations under the indenture with respect to the notes of any series by delivering to the Trustee for cancellation all outstanding notes of such series or by depositing with the Trustee or the paying agent, after the notes of such series have become due and payable, whether at stated maturity, any redemption date or otherwise, an amount of cash or cash equivalents sufficient to pay all of the outstanding notes of such series and paying all other sums payable under the indenture with respect to such series by us.
Regarding the Trustee
      The indenture provides that, except during the continuance of an event of default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. SunTrust Bank is the Trustee under the indenture and the exchange agent in connection with the exchange offer.
      The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.
Governing Law
      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.
Global Notes and Book-Entry System
      Each series of New Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the date we issue the New Notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.
      DTC has advised us as follows:
      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers of the Original Notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the indenture. Except as provided below, owners of notes will not be entitled to have the notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. Neither Jones nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
      Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Jones and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Jones nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the notes (including principal, premium, if any, and interest). Jones believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.
      Subject to certain conditions, any person having a beneficial interest in the Global Notes of any series may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive, fully registered form of such series. Upon any such issuance, the Trustee is required to register such notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Depositary notifies Jones in writing that DTC is no longer willing or able to act as a depositary and Jones is unable to locate a qualified successor within 90 days or (2) Jones, at its option, notifies the Trustee in writing that it elects to cause the issuance of the notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note of any series, notes of such series in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.
      Neither Jones nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the notes and Jones and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

U.S. FEDERAL INCOME TAX CONSEQUENCES
General
      This section summarizes the material U.S. Federal income tax consequences to holders associated with an exchange of Original Notes for New Notes. However, the discussion is limited in the following ways:

•	This discussion only covers you if you purchased Original Notes in the initial offering and you exchange such Original Notes for New Notes pursuant to the exchange offer.

•	This discussion only covers you if you have always held your Original Notes, and will only hold New Notes received pursuant to the exchange offer, as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Original Notes or New Notes. We suggest that you consult your tax advisor about the consequences of holding Original Notes or New Notes in your particular situation.

•	The discussion is based on current U.S. Federal tax law. Changes in the law may change the tax treatment of the Original Notes or New Notes.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not apply to you if you are a “Non-U.S. Holder”, as defined below, of notes and you (a) own 10% or more of our voting stock, (b) are a “controlled foreign corporation” with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the exchange offer or owning the New Notes. As a result, the IRS could disagree with any portion of this discussion.
      IF YOU ARE CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF SUCH AN EXCHANGE AND HOLDING THE NEW NOTES IN YOUR PARTICULAR SITUATION.
      For purposes of this summary, a “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (Federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. Federal income tax.
      If a partnership holds Original Notes or New Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Original Notes or New Notes, we suggest that you consult your tax advisor.
      For purposes of this summary, a “Non-U.S. Holder” is:

•	an individual that is a nonresident alien;

•	a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under non-U.S. law (Federal or state); or

•	an estate or trust that is not taxable in the U.S. on its worldwide income.
Exchange Offer
      The consummation of the exchange offer will not be a taxable event for U.S. Federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss in connection with an exchange of Original Notes for New Notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Original Notes, as measured immediately before the exchange.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and for a period of not less than 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005 all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including reasonable fees and disbursements of counsel for the initial purchasers of the Original Notes) other than commissions or concessions of any brokers or dealers and to indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Certain legal matters with respect to the New Notes will be passed upon by Cravath, Swaine & Moore LLP, New York, New York, Schnader Harrison Segal & Lewis LLP, Philadelphia, Pennsylvania and Drinker Biddle & Reath LLP, Princeton, New Jersey.
EXPERTS
      The consolidated financial statements and schedule and management’s assessment of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports, given upon the authority of said firm as experts in auditing and accounting.

JONES APPAREL GROUP, INC.
JONES APPAREL GROUP HOLDINGS, INC.
JONES APPAREL GROUP USA, INC.
NINE WEST FOOTWEAR CORPORATION
JONES RETAIL CORPORATION
Dealer Prospectus Delivery Obligation
      Until                     , 2005, all broker-dealers that effect transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Registrants Incorporated in Pennsylvania
      Jones Apparel Group, Inc. and Jones Apparel Group USA, Inc. are incorporated in the Commonwealth of Pennsylvania. Jones Apparel Group, Inc. maintains officers’ and directors’ liability insurance for the benefit of its officers and directors and the officers and directors of Jones Apparel Group USA, Inc. In addition, Jones Apparel Group, Inc. has entered into executive employment agreements with Sidney Kimmel, Peter Boneparth, Wesley R. Card, Ira M. Dansky and Rhonda Brown pursuant to which Jones Apparel Group, Inc. has agreed to indemnify such officers and directors to the maximum extent permitted by applicable law against any liability incurred by such officers and directors in their capacities as such.
      As permitted by the Pennsylvania Business Corporation Law (“PBCL”), Section 8.1 of the Amended and Restated By-laws of Jones Apparel Group, Inc. and Section 7.1 of the By-laws of Jones Apparel Group USA, Inc. provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the PBCL. Furthermore, such By-laws provide that the applicable corporation shall indemnify each officer and director to the full extent permitted by the PBCL, the Pennsylvania Director’s Liability Act and any other present or future provision of Pennsylvania law and shall pay and advance expenses for any matters covered by such indemnification to the full extent permitted by Pennsylvania law.
      Sections 1741 through 1750 of the PBCL contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any such officer or director is a party or is threatened to be made a party by reason of such person being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his or her conduct was unlawful.
      Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
      Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.
      Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.
      Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent in defending any action or proceeding referred to in Sections 1741 through 1750 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s by-laws, advancement of expenses must be authorized by the board of directors.
      Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Sections 1741 through 1750 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
      Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Sections 1741 through 1750 of the PBCL.
      Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.
      Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

Registrants Incorporated in Delaware
      Jones Apparel Group Holdings, Inc. (“Jones Holdings”) and Nine West Footwear Corporation (“Nine West”) are incorporated in the State of Delaware. Jones Apparel Group, Inc. maintains officers’ and directors’ liability insurance for the benefit of the officers and directors of Jones Holdings and Nine West.
      In addition, the Certificate of Incorporation of Jones Holdings and the Certificate of Incorporation of Nine West provide that the personal liability of each of their respective directors shall be eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”). The Certificate of Incorporation of Jones Holdings further provides that Jones Holdings shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it shall have the power to indemnify thereunder from any and all of the expenses, liabilities, or other matters referred to or covered therein and that the indemnification provided by such Articles of Incorporation shall not be deemed exclusive, shall apply to a person acting in an official capacity or other capacity while holding office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.
      Section 9.01 of the By-laws of Jones Holdings provides that (i) it shall indemnify any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation and (ii) it may, at the discretion of the Board of Directors, indemnify any such person who is or was serving at the request of the corporation in any of the foregoing positions in a corporation other than Jones Holdings, or any partnership, joint venture, trust or other enterprise, in each case, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including appeal; provided the person acted in good faith and in the best interests of the corporation, or with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful, except for actions or proceedings in right of the corporation where it is adjudged that such person is liable for negligence or misconduct, unless a proper court determines that such person is nonetheless entitled to indemnification. Section 9.02 of the By-laws of Jones Holdings further provides that it may purchase and maintain insurance for the indemnification of the corporation and its directors, officers, employees and agents to the full extent permitted by applicable law.
      Section 5.12 of the By-laws of Nine West provides that to the fullest extent permitted by Delaware law, (i) it shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of a corporation other than Nine West, or any partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including appeals and (ii) it shall pay expenses incurred in defending any of the foregoing in advance of a final disposition upon receipt of an undertaking by such person seeking indemnification to repay Nine West if it is ultimately determined that such person is not entitled to be indemnified. Section 5.12 of the By-laws of Nine West further provides that it may purchase and maintain insurance on behalf of its directors, officers, employees, agents and certain other persons identified therein against any liability asserted against them regardless if it possesses the power to indemnify such person against such loss.
      Section 102(b)(7) and Section 145 of the DGCL contain provisions for indemnification of a corporation’s directors, officers and other personnel, and related matters. Section 102(b)(7) of the DGCL permits a corporation to eliminate the personal liability of a director, except (1) for any breach of the director’s duty of loyalty to the corporation or their stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derives an improper personal benefit.
      Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
      Section 145 of the DGCL further provides that (1) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (2) indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (3) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Registrant Incorporated in New Jersey
      Jones Retail Corporation is incorporated in the State of New Jersey. Jones Apparel Group, Inc. maintains officers’ and directors’ liability insurance for the benefit of Jones Retail Corporation’s officers and directors.
      In addition, subsection (2) of Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) empowers a corporation to indemnify any person who is or was a director, officer, employee or agent of the corporation or any person holding any of the foregoing offices in a corporation other than the indemnifying corporation or any other enterprise, serving as such at the request of the indemnifying corporation (a “corporate agent”) against reasonable costs (including attorneys’ fees) and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (other than an action by or in the right of the corporation) involving the corporate agent by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if (i) such corporate agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and (ii) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his or her conduct was unlawful.
      Subsection (3) of Section 14A:3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him or her in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he or she is or was a corporate agent, if such corporate agent acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the proper court in which such action or suit was brought shall determine that despite the adjudication of liability, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.
      Subsection (4) of Section 14A:3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) incurred by him or her in connection therewith.
      Subsection (5) of Section 14A:3-5 provides that any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct. Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made (i) by the board of directors, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, or (iii) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.
      Subsection (6) of Section 14A:3-5 provides that reasonable costs (including attorneys’ fees) incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

      Subsection (7) of Section 14A:3-5 provides that if a corporation upon application of a corporate agent has failed or refused to provide indemnification required or permitted under Section 14A:3-5, a corporate agent may apply to a court for an award of indemnification by the corporation, and such court (i) may award indemnification to the extent authorized or required under Section 14A:3-5, notwithstanding any contrary determination which may have been made under subsection (5) thereof, and (ii) may allow reasonable costs (including attorneys’ fees), subject to the provisions of subsection (6) thereof, if the court shall find that the corporate agent has raised genuine issues of fact or law.
      Subsection (8) of Section 14A:3-5 provides that indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the corporate agent may be entitled; provided that no indemnification shall be made to a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his or her acts or omissions (i) were in breach of such corporate agent’s duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by the corporate agent of an improper personal benefit.
      Subsection (9) of Section 14A:3-5 empowers a corporation to purchase and maintain insurance on behalf of a corporate agent against reasonable costs (including attorneys’ fees) incurred in any proceeding and any amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties asserted against such corporate agent by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify such corporate agent against such reasonable costs and amounts paid or incurred.
      The foregoing statements are subject to the detailed provisions of the PBCL, the DGCL and the NJBCA and to the applicable provisions of each of the Registrant’s Articles of Incorporation and By-laws.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Documents

2.1	Agreement and Plan of Merger dated September 10, 1998, among Jones Apparel Group, Inc., SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated September 24, 1998).
2.2	Agreement and Plan of Merger dated as of March 1, 1999, among Jones Apparel Group, Inc., Jill Acquisition Sub Inc. and Nine West Group Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated March 2, 1999).
2.3	Securities Purchase and Sale Agreement dated as of July 31, 2000, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Victoria + Co Ltd. and the Shareholders and Warrantholders of Victoria + Co Ltd (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 2, 2000).
2.4	Agreement and Plan of Merger dated as of April 13, 2001, among Jones Apparel Group, Inc., MCN Acquisition Corp. and McNaughton Apparel Group Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated April 13, 2001).
2.5	Purchase Agreement dated as of August 7, 2003 between Kasper A.S.L., Ltd. and Jones Apparel Group, Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 4, 2003).
2.6	Agreement and Plan of Merger dated as of June 18, 2004, among Jones Apparel Group, Inc., MSC Acquisition Corp. and Maxwell Shoe Company Inc. (incorporated by reference to Exhibit 99.D.3 of Amendment No. 16 to Jones Apparel Group, Inc.’s Schedule TO dated June 21, 2004).
2.7	Agreement and Plan of Merger dated as of November 10, 2004 among Jones Apparel Group, Inc., Flintstone Acquisition Corp. and Barneys New York, Inc. (incorporated by reference to Exhibit 2 of Jones Apparel Group, Inc.’s Schedule 13D dated November 10, 2004).
3.1	Articles of Incorporation of Jones Apparel Group, Inc., as amended (incorporated by reference to Exhibit 3.1 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

Exhibit
Number	Description of Documents

3.2	Certificate of Incorporation of Jones Apparel Group Holdings, Inc. (f/k/a Jill Acquisition Sub Inc.) (filed herewith).
3.3	Articles of Incorporation of Jones Apparel Group USA, Inc. (incorporated by reference to Exhibit 3.3 of Jones Apparel Group, Inc.’s Form S-4 (File No. 333-68587) filed on January 25, 1999).
3.4	Certificate of Incorporation of Nine West Footwear Corporation (filed herewith).
3.5	Certificate of Incorporation of Jones Retail Corporation (f/k/a Melru Corporation) (filed herewith).
3.6	Amended and Restated By-Laws of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 3.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 6, 2002).
3.7	By-Laws of Jones Apparel Group Holdings, Inc. (f/k/a Jill Acquisition Sub Inc.) (filed herewith).
3.8	By-Laws of Jones Apparel Group USA, Inc. (incorporated by reference to Exhibit 3.4 of Jones Apparel Group, Inc.’s Form S-4 (File No. 333-68587) filed on January 25, 1999).
3.9	By-Laws of Nine West Footwear Corporation (filed herewith).
3.10	By-Laws of Jones Retail Corporation (f/k/a Melru Corporation) (filed herewith).
4.1	Form of Certificate evidencing shares of common stock of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)).
4.2	Exchange and Registration Rights Agreement dated October 2, 1998, among Jones Apparel Group, Inc. and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Form S-4, filed on December 9, 1998 (Registration No. 333-68587)).
4.3	Second Supplemental Indenture for 8 3/8% Series B Senior Notes due 2005 dated as of June 15, 1999, among Jack Asset Sub Inc., Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.4	Exchange and Note Registration Rights Agreement dated June 15, 1999, among Jones Apparel Group, Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Banc of America Securities LLC, ING Baring Furman Selz LLC, Lazard Freres & Co. LLC, Tucker Anthony Cleary Gull, Brean Murray & Co., Inc. and The Buckingham Research Group Incorporated (incorporated by reference to Exhibit 4.5 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.5	Senior Note Indenture dated as of June 15, 1999, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and The Bank of New York, as Trustee, including Form of 7.50% Senior Notes due 2004 and Form of 7.875% Senior Notes due 2006 (incorporated by reference to Exhibit 4.6 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.6	Senior Note Indenture dated as of July 9, 1997, among Nine West Group Inc. and Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Nine West Group Inc. Registration Statement on Form S-4, filed on August 21, 1997 (Registration No. 333-34085)).
4.7	Supplemental Indenture, dated as of September 15, 1998, among Nine West Group Inc. and Nine West Manufacturing II Corporation, Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee under the Senior Note Indenture dated as of July 9, 1997 (incorporated by reference to Exhibit 4.7.1 of the Nine West Group Inc. Quarterly Report on Form 10-Q for the nine months ended October 31, 1998).

Exhibit
Number	Description of Documents

4.8	Form of Nine West Group Inc. 8 3/8% Series B Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the Nine West Group Inc.’s Registration Statement on Form S-4, filed on August 21, 1997 (Registration No. 333-34085)).
4.9	Indenture dated as of February 1, 2001, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and Nine West Group Inc., as Issuers and The Bank of New York, as Trustee, including Form of Zero Coupon Convertible Senior Notes due 2021 (incorporated by reference to Exhibit 4.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
4.10	Registration Rights Agreement dated February 1, 2001 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
4.11	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the Zero Coupon Senior Notes Due 2021 (incorporated by reference to Exhibit 4.11 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.12	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the 7.50% Senior Notes Due 2004 and 7.875% Senior Notes Due 2006 (incorporated by reference to Exhibit 4.12 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.13	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the 8 3/8% Series B Senior Notes due 2005 (incorporated by reference to Exhibit 4.13 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.14	Indenture, dated as of November 22, 2004, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation, as Issuers and SunTrust Bank, as Trustee, including Form of 4.250% Senior Notes due 2009, Form of 5.125% Senior Notes due 2014 and Form of 6.125% Senior Notes due 2034 (incorporated by reference to Exhibit 4.14 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
4.15	Form of Exchange and Note Registration Rights Agreement dated November 22, 2004 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Representatives of the Several Initial Purchasers listed in Schedule I thereto, with respect to 4.250% Senior Notes due 2009, 5.125% Senior Notes due 2014 and 6.125% Senior Notes due 2034 (incorporated by reference to Exhibit 4.15 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
5.1	Opinion of Cravath, Swaine & Moore LLP (filed herewith).
5.2	Opinion of Schnader Harrison Segal & Lewis LLP (filed herewith).
5.3	Opinion of Drinker Biddle & Reath LLP (filed herewith).
10.1	1991 Stock Option Plan (incorporated by reference to Exhibit 10.5 of Jones Apparel Group, Inc.’s Registration Statement on Form S-1 filed on April 3, 1991 (Registration No. 33-39742)).
10.2	1996 Stock Option Plan (incorporated by reference to Exhibit 10.33 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).
10.3	1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

Exhibit
Number	Description of Documents

10.4	Form of Agreement Evidencing Stock Option Awards Under the 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.5	Form of Agreement Evidencing Restricted Stock Awards Under the 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.6	License Agreement dated October 18, 1995, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.40 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).#
10.7	Design Services Agreement dated October 18, 1995, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.41 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).#
10.8	License Agreement dated as of August 1, 1995, between PRL USA, Inc., as assignee of Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended (incorporated by reference to Exhibit 10.53 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 1998).#
10.9	Design Services Agreement dated as of August 1, 1995, between Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended (incorporated by reference to Exhibit 10.54 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 1998).#
10.10	Cross-Default and Term Extension Agreement dated May 11, 1998 among PRL USA, Inc., The Polo/ Lauren Company, L.P., Polo Ralph Lauren Corporation, Jones Apparel Group, Inc. and Jones Investment Co. Inc. (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated February 4, 2003).
10.11	License Agreement dated May 11, 1998, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.19 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).#
10.12	Design Services Agreement dated May 11, 1998, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.20 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).#
10.13	Five-Year Credit Agreement dated as of June 15, 1999, among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
10.14	Jones Apparel Group, Inc. Executive Annual Incentive Plan (incorporated by reference to Annex B of Jones Apparel Group, Inc.’s Proxy Statement for Jones Apparel Group, Inc.’s 1999 Annual Meeting of Stockholders).
10.15	Amended and Restated Employment Agreement dated March 11, 2002, between Jones Apparel Group, Inc. and Peter Boneparth (incorporated by reference to Exhibit 10.20 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.16	Employment Agreement dated as of July 1, 2000, between Jones Apparel Group, Inc. and Sidney Kimmel (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 1, 2000).
10.17	Amended and Restated Employment Agreement dated March 11, 2002, between Jones Apparel Group, Inc. and Wesley R. Card (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the three months ended April 6, 2002).
10.18	Amended and Restated Employment Agreement dated April 4, 2002, between Jones Apparel Group, Inc. and Ira M. Dansky (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the three months ended April 6, 2002).

Exhibit
Number	Description of Documents

10.19	Buying Agency Agreement dated August 31, 2001, between Nine West Group Inc. and Bentley HSTE Far East Services Limited (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 6, 2001).
10.20	Buying Agency Agreement dated November 30, 2001, between Nine West Group Inc. and Bentley HSTE Far East Services, Limited (incorporated by reference to Exhibit 10.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.21	Employment Agreement dated as of October 1, 2001, between Jones Apparel Group, Inc. and Rhonda Brown (incorporated by reference to Exhibit 10.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.22	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card (incorporated by reference to Exhibit 10.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.23	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Peter Boneparth (incorporated by reference to Exhibit 10.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.24	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Ira M. Dansky (incorporated by reference to Exhibit 10.24 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.25	Amendment dated February 28, 2003 to the Employment Agreement between Jones Apparel Group, Inc. and Rhonda Brown (incorporated by reference to Exhibit 10.25 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.26	Form of Deferred Compensation Plan for Outside Directors (incorporated by reference to Exhibit 10.26 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.27	Waiver and Amendment No. 2 to the Five-Year Credit Agreement dated as of June 10, 2003, among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the banks, financial institutions and other institutional lenders parties to the Five-Year Credit Agreement referred to therein and Wachovia Bank, National Association, as agent (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 5, 2003).
10.28	Three Year Credit Agreement dated as of June 10, 2003, by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank and Citibank, N.A., as Syndication Agents and Fleet National Bank and Bank of America, N.A., as Documentation Agents (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 5, 2003).
10.29	Amended and Restated Five-Year Credit Agreement dated as of June 15, 2004, by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, Citibank, N.A. and JPMorgan Chase Bank, as Syndication Agents, and Bank of America, N.A., Barclays Bank PLC and SunTrust Bank as Documentation Agents (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 3, 2004).
10.30	Amendment No. 2 to the Three Year Credit Agreement dated as of November 17, 2004 among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein and Wachovia Bank, National Association as agent for the Lenders (incorporated by reference to Exhibit 10.30 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

Exhibit
Number	Description of Documents

10.31	Amendment to the Amended and Restated Five-Year Year Credit Agreement dated as of November 17, 2004 among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein and Wachovia Bank, National Association as agent for the Lenders (incorporated by reference to Exhibit 10.31 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.32	Jones Apparel Group, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.32 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.33	Summary Sheet of Compensation of Outside Directors of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 10.33 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.34	Summary Sheet of Compensation of Named Executive Officers of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 10.34 of Jones Apparel Group, Inc.’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
12.1	Statement regarding computations of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
21.1	List of Subsidiaries of each of the Registrants (incorporated by reference to Exhibit 21 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
23.2	Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit 5.2).
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.3).
23.4	Consent of BDO Seidman, LLP (filed herewith).
24.1	Powers of Attorney (filed previously).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, as Trustee, on Form T-1, relating to the 4.250% Senior Notes due 2009, the 5.125% Senior Notes due 2014 and the 6.125% Senior Notes due 2034 (filed previously).
99.1	Form of Letter of Transmittal (filed previously).
99.2	Form of Notice of Guaranteed Delivery (filed previously).
99.3	Form of Notice of Withdrawal of Tender (filed previously).
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed previously).
99.5	Form of Letter to Clients (filed previously).
99.6	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed previously).

#	Portions deleted pursuant to application for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Item 22.	Undertakings
      The undersigned registrants undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(c) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of the receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on April 12, 2005.

JONES APPAREL GROUP, INC.

By:	/s/ Ira M. Dansky

Name: Ira M. Dansky

Title:	Executive Vice President, General Counsel and Secretary
JONES APPAREL GROUP, INC.

Signature		Title	Date

/s/ * Peter Boneparth		President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2005

/s/ * Sidney Kimmel		Chairman and Director	April 12, 2005

/s/ * Wesley R. Card		Chief Operating and Financial Officer (Principal Financial Officer)	April 12, 2005

/s/ * Patrick M. Farrell		Senior Vice President and Corporate Controller (Principal Accounting Officer)	April 12, 2005

/s/ * Howard Gittis		Director	April 12, 2005

/s/ * Anthony F. Scarpa		Director	April 12, 2005

/s/ * Michael L. Tarnopol		Director	April 12, 2005

/s/ * Matthew H. Kamens		Director	April 12, 2005

/s/ * J. Robert Kerrey		Director	April 12, 2005

/s/ * Ann N. Reese		Director	April 12, 2005

*By:	/s/ Ira M. Dansky Ira M. Dansky, as Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on April 12, 2005.

JONES APPAREL GROUP HOLDINGS, INC.

By:	/s/ Ira M. Dansky

Name: Ira M. Dansky
Title: President
JONES APPAREL GROUP HOLDINGS, INC.

Signature		Title	Date

/s/ Ira M. Dansky Ira M. Dansky		President and Director (Principal Executive Officer)	April 12, 2005

/s/ * Patrick M. Farrell		Senior Vice President/Finance (Principal Financial Officer and Principal Accounting Officer)	April 12, 2005

/s/ * Joseph T. Donnalley		Vice President/Finance, Assistant Secretary and Director	April 12, 2005

/s/ * Patricia F. Genzel		Vice President, Secretary and Director	April 12, 2005

*By:	/s/ Ira M. Dansky Ira M. Dansky, as Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on April 12, 2005.

JONES APPAREL GROUP USA, INC.

By:	/s/ Ira M. Dansky

Name: Ira M. Dansky
Title: Secretary
JONES APPAREL GROUP USA, INC.

Signature		Title	Date

/s/ * Peter Boneparth		President and Director (Principal Executive Officer)	April 12, 2005

/s/ * Wesley R. Card		Chief Financial Officer and Director (Principal Financial Officer)	April 12, 2005

/s/ * Patrick M. Farrell		Senior Vice President and Corporate Controller (Principal Accounting Officer)	April 12, 2005

*By:	/s/ Ira M. Dansky Ira M. Dansky, as Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on April 12, 2005.

NINE WEST FOOTWEAR CORPORATION

By:	/s/ Ira M. Dansky

Name: Ira M. Dansky
Title: Executive Vice President and Secretary
NINE WEST FOOTWEAR CORPORATION

Signature		Title	Date

/s/ * Rhonda Brown		President and Director (Principal Executive Officer)	April 12, 2005

/s/ * Gloria W. DiPuma		Chief Financial Officer (Principal Financial Officer)	April 12, 2005

/s/ * Peter Boneparth		Director	April 12, 2005

/s/ * Wesley R. Card		Director	April 12, 2005

/s/ * Patrick M. Farrell		Vice President/Finance and Administration (Principal Accounting Officer)	April 12, 2005

*By:	/s/ Ira M. Dansky Ira M. Dansky, as Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on April 12, 2005.

JONES RETAIL CORPORATION

By:	/s/ Ira M. Dansky

Name: Ira M. Dansky
Title: Secretary
JONES RETAIL CORPORATION

Signature		Title	Date

/s/ * Rhonda Brown		President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2005

/s/ * Gloria W. DiPuma		Chief Financial Officer (Principal Financial Officer)	April 12, 2005

/s/ * Peter Boneparth		Director	April 12, 2005

/s/ * Wesley R. Card		Vice President and Director	April 12, 2005

/s/ * Patrick M. Farrell		Vice President/Finance and Administration (Principal Accounting Officer)	April 12, 2005

*By:	/s/ Ira M. Dansky Ira M. Dansky, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Documents

2.1	Agreement and Plan of Merger dated September 10, 1998, among Jones Apparel Group, Inc., SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated September 24, 1998).
2.2	Agreement and Plan of Merger dated as of March 1, 1999, among Jones Apparel Group, Inc., Jill Acquisition Sub Inc. and Nine West Group Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated March 2, 1999).
2.3	Securities Purchase and Sale Agreement dated as of July 31, 2000, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Victoria + Co Ltd. and the Shareholders and Warrantholders of Victoria + Co Ltd (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 2, 2000).
2.4	Agreement and Plan of Merger dated as of April 13, 2001, among Jones Apparel Group, Inc., MCN Acquisition Corp. and McNaughton Apparel Group Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated April 13, 2001).
2.5	Purchase Agreement dated as of August 7, 2003 between Kasper A.S.L., Ltd. and Jones Apparel Group, Inc. (incorporated by reference to Exhibit 2.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 4, 2003).
2.6	Agreement and Plan of Merger dated as of June 18, 2004, among Jones Apparel Group, Inc., MSC Acquisition Corp. and Maxwell Shoe Company Inc. (incorporated by reference to Exhibit 99.D.3 of Amendment No. 16 to Jones Apparel Group, Inc.’s Schedule TO dated June 21, 2004).
2.7	Agreement and Plan of Merger dated as of November 10, 2004 among Jones Apparel Group, Inc., Flintstone Acquisition Corp. and Barneys New York, Inc. (incorporated by reference to Exhibit 2 of Jones Apparel Group, Inc.’s Schedule 13D dated November 10, 2004).
3.1	Articles of Incorporation of Jones Apparel Group, Inc., as amended (incorporated by reference to Exhibit 3.1 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
3.2	Certificate of Incorporation of Jones Apparel Group Holdings, Inc. (f/k/a Jill Acquisition Sub Inc.) (filed herewith).
3.3	Articles of Incorporation of Jones Apparel Group USA, Inc. (incorporated by reference to Exhibit 3.3 of Jones Apparel Group, Inc.’s Form S-4 (File No. 333-68587) filed on January 25, 1999).
3.4	Certificate of Incorporation of Nine West Footwear Corporation (filed herewith).
3.5	Certificate of Incorporation of Jones Retail Corporation (f/k/a Melru Corporation) (filed herewith).
3.6	Amended and Restated By-Laws of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 3.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 6, 2002).
3.7	By-Laws of Jones Apparel Group Holdings, Inc. (f/k/a Jill Acquisition Sub Inc.) (filed herewith).
3.8	By-Laws of Jones Apparel Group USA, Inc. (incorporated by reference to Exhibit 3.4 of Jones Apparel Group, Inc.’s Form S-4 (File No. 333-68587) filed on January 25, 1999).
3.9	By-Laws of Nine West Footwear Corporation (filed herewith).
3.10	By-Laws of Jones Retail Corporation (f/k/a Melru Corporation) (filed herewith).
4.1	Form of Certificate evidencing shares of common stock of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)).
4.2	Exchange and Registration Rights Agreement dated October 2, 1998, among Jones Apparel Group, Inc. and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Form S-4, filed on December 9, 1998 (Registration No. 333-68587)).

Exhibit
Number	Description of Documents

4.3	Second Supplemental Indenture for 8 3/8% Series B Senior Notes due 2005 dated as of June 15, 1999, among Jack Asset Sub Inc., Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.4	Exchange and Note Registration Rights Agreement dated June 15, 1999, among Jones Apparel Group, Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Banc of America Securities LLC, ING Baring Furman Selz LLC, Lazard Freres & Co. LLC, Tucker Anthony Cleary Gull, Brean Murray & Co., Inc. and The Buckingham Research Group Incorporated (incorporated by reference to Exhibit 4.5 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.5	Senior Note Indenture dated as of June 15, 1999, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and The Bank of New York, as Trustee, including Form of 7.50% Senior Notes due 2004 and Form of 7.875% Senior Notes due 2006 (incorporated by reference to Exhibit 4.6 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
4.6	Senior Note Indenture dated as of July 9, 1997, among Nine West Group Inc. and Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Nine West Group Inc. Registration Statement on Form S-4, filed on August 21, 1997 (Registration No. 333-34085)).
4.7	Supplemental Indenture, dated as of September 15, 1998, among Nine West Group Inc. and Nine West Manufacturing II Corporation, Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation and Nine West Manufacturing Corporation, as Guarantors, and The Bank of New York, as Trustee under the Senior Note Indenture dated as of July 9, 1997 (incorporated by reference to Exhibit 4.7.1 of the Nine West Group Inc. Quarterly Report on Form 10-Q for the nine months ended October 31, 1998).
4.8	Form of Nine West Group Inc. 8 3/8% Series B Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the Nine West Group Inc.’s Registration Statement on Form S-4, filed on August 21, 1997 (Registration No. 333-34085)).
4.9	Indenture dated as of February 1, 2001, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and Nine West Group Inc., as Issuers and The Bank of New York, as Trustee, including Form of Zero Coupon Convertible Senior Notes due 2021 (incorporated by reference to Exhibit 4.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
4.10	Registration Rights Agreement dated February 1, 2001 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
4.11	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the Zero Coupon Senior Notes Due 2021 (incorporated by reference to Exhibit 4.11 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.12	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the 7.50% Senior Notes Due 2004 and 7.875% Senior Notes Due 2006 (incorporated by reference to Exhibit 4.12 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

Exhibit
Number	Description of Documents

4.13	Supplemental Indenture, dated as of December 23, 2002, by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., Nine West Footwear Corporation, Jones Retail Corporation, as Issuers, and The Bank of New York, as Trustee, relating to the 8 3/8% Series B Senior Notes due 2005 (incorporated by reference to Exhibit 4.13 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.14	Indenture, dated as of November 22, 2004, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation, as Issuers and SunTrust Bank, as Trustee, including Form of 4.250% Senior Notes due 2009, Form of 5.125% Senior Notes due 2014 and Form of 6.125% Senior Notes due 2034 (incorporated by reference to Exhibit 4.14 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
4.15	Form of Exchange and Note Registration Rights Agreement dated November 22, 2004 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Representatives of the Several Initial Purchasers listed in Schedule I thereto, with respect to 4.250% Senior Notes due 2009, 5.125% Senior Notes due 2014 and 6.125% Senior Notes due 2034 (incorporated by reference to Exhibit 4.15 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
5.1	Opinion of Cravath, Swaine & Moore LLP (filed herewith).
5.2	Opinion of Schnader Harrison Segal & Lewis LLP (filed herewith).
5.3	Opinion of Drinker Biddle & Reath LLP (filed herewith).
10.1	1991 Stock Option Plan (incorporated by reference to Exhibit 10.5 of Jones Apparel Group, Inc.’s Registration Statement on Form S-1 filed on April 3, 1991 (Registration No. 33-39742)).
10.2	1996 Stock Option Plan (incorporated by reference to Exhibit 10.33 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).
10.3	1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.4	Form of Agreement Evidencing Stock Option Awards Under the 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.5	Form of Agreement Evidencing Restricted Stock Awards Under the 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.6	License Agreement dated October 18, 1995, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.40 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).#
10.7	Design Services Agreement dated October 18, 1995, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.41 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).#
10.8	License Agreement dated as of August 1, 1995, between PRL USA, Inc., as assignee of Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended (incorporated by reference to Exhibit 10.53 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 1998).#
10.9	Design Services Agreement dated as of August 1, 1995, between Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended (incorporated by reference to Exhibit 10.54 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 1998).#
10.10	Cross-Default and Term Extension Agreement dated May 11, 1998 among PRL USA, Inc., The Polo/Lauren Company, L.P., Polo Ralph Lauren Corporation, Jones Apparel Group, Inc. and Jones Investment Co. Inc. (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Current Report on Form 8-K dated February 4, 2003).

Exhibit
Number	Description of Documents

10.11	License Agreement dated May 11, 1998, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.19 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).#
10.12	Design Services Agreement dated May 11, 1998, between Jones Apparel Group, Inc. and Polo Ralph Lauren, L.P. (incorporated by reference to Exhibit 10.20 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).#
10.13	Five-Year Credit Agreement dated as of June 15, 1999, among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 4, 1999).
10.14	Jones Apparel Group, Inc. Executive Annual Incentive Plan (incorporated by reference to Annex B of Jones Apparel Group, Inc.’s Proxy Statement for Jones Apparel Group, Inc.’s 1999 Annual Meeting of Stockholders).
10.15	Amended and Restated Employment Agreement dated March 11, 2002, between Jones Apparel Group, Inc. and Peter Boneparth (incorporated by reference to Exhibit 10.20 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.16	Employment Agreement dated as of July 1, 2000, between Jones Apparel Group, Inc. and Sidney Kimmel (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 1, 2000).
10.17	Amended and Restated Employment Agreement dated March 11, 2002, between Jones Apparel Group, Inc. and Wesley R. Card (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the three months ended April 6, 2002).
10.18	Amended and Restated Employment Agreement dated April 4, 2002, between Jones Apparel Group, Inc. and Ira M. Dansky (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the three months ended April 6, 2002).
10.19	Buying Agency Agreement dated August 31, 2001, between Nine West Group Inc. and Bentley HSTE Far East Services Limited (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the nine months ended October 6, 2001).
10.20	Buying Agency Agreement dated November 30, 2001, between Nine West Group Inc. and Bentley HSTE Far East Services, Limited (incorporated by reference to Exhibit 10.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.21	Employment Agreement dated as of October 1, 2001, between Jones Apparel Group, Inc. and Rhonda Brown (incorporated by reference to Exhibit 10.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.22	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card (incorporated by reference to Exhibit 10.22 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.23	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Peter Boneparth (incorporated by reference to Exhibit 10.23 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.24	Amendment dated February 28, 2003 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Ira M. Dansky (incorporated by reference to Exhibit 10.24 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.25	Amendment dated February 28, 2003 to the Employment Agreement between Jones Apparel Group, Inc. and Rhonda Brown (incorporated by reference to Exhibit 10.25 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.26	Form of Deferred Compensation Plan for Outside Directors (incorporated by reference to Exhibit 10.26 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

Exhibit
Number	Description of Documents

10.27	Waiver and Amendment No. 2 to the Five-Year Credit Agreement dated as of June 10, 2003, among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the banks, financial institutions and other institutional lenders parties to the Five-Year Credit Agreement referred to therein and Wachovia Bank, National Association, as agent (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 5, 2003).
10.28	Three Year Credit Agreement dated as of June 10, 2003, by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank and Citibank, N.A., as Syndication Agents and Fleet National Bank and Bank of America, N.A., as Documentation Agents (incorporated by reference to Exhibit 10.2 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 5, 2003).
10.29	Amended and Restated Five-Year Credit Agreement dated as of June 15, 2004, by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, Citibank, N.A. and JPMorgan Chase Bank, as Syndication Agents, and Bank of America, N.A., Barclays Bank PLC and SunTrust Bank as Documentation Agents (incorporated by reference to Exhibit 10.1 of Jones Apparel Group, Inc.’s Quarterly Report on Form 10-Q for the six months ended July 3, 2004).
10.30	Amendment No. 2 to the Three Year Credit Agreement dated as of November 17, 2004 among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein and Wachovia Bank, National Association as agent for the Lenders (incorporated by reference to Exhibit 10.30 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.31	Amendment to the Amended and Restated Five-Year Year Credit Agreement dated as of November 17, 2004 among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders referred to therein and Wachovia Bank, National Association as agent for the Lenders (incorporated by reference to Exhibit 10.31 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.32	Jones Apparel Group, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.32 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.33	Summary Sheet of Compensation of Outside Directors of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 10.33 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.34	Summary Sheet of Compensation of Named Executive Officers of Jones Apparel Group, Inc. (incorporated by reference to Exhibit 10.34 of Jones Apparel Group, Inc.’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
12.1	Statement regarding computations of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
21.1	List of Subsidiaries of each of the Registrants (incorporated by reference to Exhibit 21 of Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
23.2	Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit 5.2).
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.3).
23.4	Consent of BDO Seidman, LLP (filed herewith).
24.1	Powers of Attorney (filed previously).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, as Trustee, on Form T-1, relating to the 4.250% Senior Notes due 2009, the 5.125% Senior Notes due 2014 and the 6.125% Senior Notes due 2034 (filed previously).
99.1	Form of Letter of Transmittal (filed previously).

Exhibit
Number	Description of Documents

99.2	Form of Notice of Guaranteed Delivery (filed previously).
99.3	Form of Notice of Withdrawal of Tender (filed previously).
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed previously).
99.5	Form of Letter to Clients (filed previously).
99.6	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed previously).

#	Portions deleted pursuant to application for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.